Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, contact:

David L. Dyckman

636-728-3107

THERMADYNE HOLDINGS CORPORATION

REPORTS FIRST QUARTER 2005 RESULTS

St. Louis, Missouri, April 26, 2005 —Thermadyne Holdings Corporation (OTCBB: THMD) today reported financial results for the three months ended March 31, 2005.

HIGHLIGHTS

•                  Continued strong demand across all primary brands leading to the highest quarterly sales level since the second quarter of 2000,

•                  Operational improvements drove increased gross profit margins,

•                  Controlled SG&A spending as a percent of sales,

•                  Highest quarterly Operating EBITDA levels in the past nine quarters,

•                  Modest improvement in working capital efficiency.

Comparison of Results

Included in the following discussion of operations is a comparison of results to prior periods on a GAAP and non-GAAP basis. While a non-GAAP measure, management believes Operating EBITDA (as defined herein) enhances the reader’s understanding of operating results and is commonly used to value the business by investors and lenders. As both gross margin and selling, general and administrative expense are basic components in arriving at Operating EBITDA, each is discussed on a GAAP and non-GAAP basis.

First Quarter Results of Operations

Net income for the first quarter of 2005 was $1.0 million ($0.07 per share) compared to a net loss of $1.0 million ($0.08 per share) for the same three-month period in 2004. The Company continued to experience strong demand across all primary brands, which, coupled with operational improvements, provided for higher Operating EBITDA than in each of the prior nine quarters.  Working capital efficiency improved slightly from December 2004 as accounts payable days outstanding increased and net inventory remained essentially flat on higher sales volume.

“We continue to experience strong demand and are pleased with the contributions from our turnaround efforts,” said Mr. Paul D. Melnuk, Chairman and Chief Executive Officer.  “The first quarter is generally a stronger quarter for the Company, but year-over-year growth in bookings and sales of 13% and 8%, respectively, provided for a particularly strong quarter. Most encouraging, as compared to a year ago, is our ability to manage such growth with improved efficiency – which explains the 12.2% Operating EBITDA margin in the quarter. While we experienced delivery issues and backlog build in our North American operations, we have ramped up production to address the additional demand and will soon reduce the backlog balance to acceptable levels,” he added.

“While we are still in the early stages of our turnaround and have much to do, our efforts are beginning to provide measurable benefits,” continued Mr. Melnuk. “Despite continued significant increases in material costs throughout last year and into the first quarter of 2005, Operating EBITDA in the first quarter of this year was the highest since the third quarter of 2002. This improvement is directly related to our business plan initiatives we began work on last year which include: restructuring the organization, changing the culture, establishing a world class management team, implementing price increases in major markets, and initiating a number of cost improvement programs including establishing global procurement, sourcing and quality teams and optimizing our selling, general and administrative structure. We also laid the groundwork to establish ourselves in China with our first manufacturing joint venture as well as our own sales and sourcing operation in Ningbo. Although these initiatives take time to fully develop, we are encouraged by the initial results of our progress.”

Net Sales

Net sales for the first quarter of 2005 were $126.0 million, an increase of 8.0% over first quarter 2004 net sales of $116.7 million. Excluding the impact of rebates, consolidated sales of $129.5 million were 9.0% over the first quarter of 2004. Bookings for the first quarter reflect a 13.1% increase versus the same period in 2004 (please refer to schedule1). Excluding the impact of favorable currency translation, net sales and bookings increased 5.6% and 10.9%, respectively.

Gross Margin

Gross margin for the first quarter of 2005 was $38.0 million, or 30.2% of sales, compared to $34.7 million, or 29.7% of sales, for the same period in 2004 (please refer to schedule 2). The effect of translating the local currency results of the Company’s international business units into U.S. dollars, which did not affect gross margin expressed as a percentage of sales, resulted in an increase in gross margin of approximately $0.9 million for the first quarter of 2005.

Gross margin excluding depreciation (a non-GAAP measure) in the first quarter of 2005 was $41.0 million, or 32.5% of sales, compared to $38.2 million, or 32.7% of sales, for the same period in 2004 (please refer to schedule 3). In comparing these periods, marked improvements in labor efficiencies contributed $1.1 million, pricing net of increased rebate costs (which are anticipated to be earned more evenly through the year) contributed $2.2 million, overhead spending and volume leverage contributed $4.2 million and other items contributed $0.3 million. These improvements were partially offset by higher material costs of $5.0 million.

The improved performance is notable when comparing the 32.5% gross margin excluding depreciation in the first quarter of 2005 with the gross margin excluding depreciation of 29.5% in the third quarter of 2004 and adjusted gross margin excluding depreciation of 29.2% in the fourth quarter of 2004. Much improved operating efficiencies, the benefit of pricing actions and volume leverage all contributed to the higher margin despite substantially higher material costs.

Selling, General and Administrative Expense

Selling, general and administrative expense in the first quarter of 2005 was $28.0 million, or 22.2% of sales, compared to $26.3 million, or 22.5% of sales, in the first quarter of 2004 (please refer to schedule 2). Included in the first quarter of 2005 is $0.5 million of unfavorable currency translation and $0.7 million of severance related to changes in senior management.

Selling, general and administrative expense excluding the impact of depreciation and the indicated severance (a non-GAAP measure) in the first quarter of 2005 was $25.6 million, or 20.3% of sales (please refer to schedule 3). This compares with $24.6 million, or 21.1% of sales in the first quarter of 2004 and as a percent of sales is lower than each of the last four quarters. This result is primarily due to salary actions taken during 2004, a more value driven spending philosophy and volume leverage.

Restructuring Costs

Restructuring costs of $2.1 million during the first quarter of 2004 consist of the relocation and consolidation of certain U.S. manufacturing facilities. As part of this restructuring, the Company incurred $0.1 million of costs in the first quarter of 2005 for final shutdown costs.

Operating EBITDA

Operating EBITDA in the 2005 first quarter was $15.4 million, or 12.2% of sales, excluding the $0.7 million of severance discussed above, which compared to $13.6 million, or 11.7% of sales, in the first quarter of 2004 and is the highest Operating EBITDA the Company has achieved since the third quarter of 2002 (please refer to schedule 3). The Company defines Operating EBITDA as earnings before interest, taxes, depreciation, amortization, other income and expense, restructuring costs and post retirement benefit expense.

Liquidity and Capital Resources

The Company had availability under its lines of credit of $20.2 million at March 31, 2005, down from $27.2 million at year end. In the first quarter of 2005, the business generated $7.6 million of cash that was used with additional borrowings under the Company’s revolving line of credit to fund the working capital investment to support higher volumes, pay semi-annual interest cost, year-end rebate payments, capital expenditures and other items.

Operating activities used $6.9 million of cash during the first three months of 2005, compared to $10.7 million during the same period in 2004. The use of cash by operating activities was driven primarily by the increase in demand. Operating assets and liabilities used $14.5 million of cash during the three-month period ended March 31, 2005, compared to $16.9 million used in the three months ended March 31, 2004.  The increase in net operating assets and liabilities during the 2005 first quarter resulted primarily from accounts receivable, which used $7.5 million of cash during the period, and resulted principally from the increase in sales in the first quarter.

“Inventory levels and turnover at the end of the first quarter were essentially at December 2004 levels as we were cautious about balancing the pace of efficiency improvements with our ability to achieve our service level targets as measured by on-time-delivery. We expect to gain momentum on these efficiency improvements in the last half of the year as the benefits from the implementation of new manufacturing and Production, Sales and Inventory Planning (“PSI”) processes take hold in the operations. These process changes take time to implement and produce results, but, as with our other initiatives, I am confident we will see meaningful improvement toward our ultimate objective of working capital efficiency in the 20% of sales range,” added Mr. Melnuk.

Capital expenditures were $1.9 million during the quarter ended March 31, 2005, which is less than half the $4.0 million invested during the same period in 2004.

Total debt for the Company at March 31, 2005 of $256.1 million compares with $245.7 million as of December 31, 2004.

China

As previously announced, the Company received approvals to establish a new wholly-owned subsidiary in China as well as the Longxing joint venture.

“We are particularly pleased with the progress we continue to make in China,” Mr. Melnuk concluded. “On April 8, 2005 we took physical control of our new joint venture facility and have begun the process of equipping the site. We anticipate this will enable us to begin limited production in the second quarter of this year, which is on plan. China plays an important role in our global strategy and I am very enthusiastic about the potential this initiative and our partners provide Thermadyne,” he added.

Conference Call

Thermadyne will hold a teleconference to discuss the Company’s first quarter results on April 26, 2005 at 4:00 PM EDT.

To participate via telephone, please dial:

•  U.S. and Canada:  (877) 313-3171  (Conference ID 5775067)

Those wishing to participate are asked to dial in ten minutes before the conference begins.  For those unable to participate in the live conference call, a recording of the conference will be available from April 26, 2005 at 8:00 P.M. EDT until May 3, 2005 at 11:30 PM EDT by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID No. 5775067 followed by the # to listen to the recording.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc® , Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED FINANCIAL HIGHLIGHTS

(In thousands, except share data)

Schedule 1

Sales and Bookings Trends

	2003				2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Total Sales	$100,454	$107,794	$106,688	$111,493	$118,731	$127,172	$124,474	$126,653	$129,459
Rebates	(1,329)	(1,783)	(1,672)	(1,708)	(2,043)	(3,962)	(3,577)	(4,829)	(3,418)
Net sales	99,125	106,011	105,016	109,785	116,688	123,210	120,897	121,824	126,041

Bookings	$104,335	$107,930	$107,552	$115,962	$126,130	$129,722	$120,242	$123,135	$142,679

Schedule 2

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2005	% of Sales	2004	% of Sales

Net sales	$126,041	100.0%	$116,688	100.0%
Cost of goods sold (1)	88,023	69.8%	81,991	70.3%
Gross Margin	38,018	30.2%	34,697	29.7%

Selling, general and administrative expenses	28,032	22.2%	26,313	22.5%
Amortization of intangibles	902	0.7%	1,035	0.9%
Net periodic postretirement benefits	615	0.5%	687	0.6%
Restructuring costs	136	0.1%	2,141	1.8%
Operating income	8,333	6.6%	4,521	3.9%
Other income (expense):
Interest	(5,564)	-4.4%	(4,771)	-4.1%
Amortization of deferred financing costs	(430)	-0.3%	(220)	-0.2%
Other, net	(398)	-0.3%	368	0.3%
Income (loss) before income tax provision	1,941	1.5%	(102)	-0.1%
Income tax provision	951	0.8%	927	0.8%
Net Income (loss)	$990	0.8%	$(1,029)	-0.9%

Basic net income (loss) per share	$0.07		$(0.08)

Diluted net income (loss) per share	$0.07		$(0.08)

(1) Included in cost of goods sold are certain shipping and other administrative costs which totaled $2.4 million and $3.3 million for the quarter ended March 31, 2005 and 2004, respectively. These amounts were classified as Selling, general and administrative prior to 2005.

Schedule 3

Gross Margin and S,G&A Reconciliation

	March 31,	% of	Dec. 31,	% of	Sept. 30,	% of	June 30,	% of	March 31,	% of
	2005	Sales	2004	Sales	2004	Sales	2004	Sales	2004	Sales
Net sales	$126,041	100.0%	$121,824	100.0%	$120,897	100.0%	$123,210	100.0%	$116,688	100.0%

Gross Margin Reconciliation
• Gross Margin as Reported	$38,018	30.2%	$29,967	24.6%	$32,610	27.0%	$36,738	29.8%	$34,697	29.7%
• Plus Depreciation Allocable
to Cost of Goods Sold	2,972		3,395		3,081		3,351		3,499	3.0%
• Plus Q4 2004 Charge Related to South Africa & Brazil	—		2,165		—		—		—
• Gross Margin Excluding Depreciation	$40,990	32.5%	$35,527	29.2%	$35,691	29.5%	$40,089	32.5%	$38,196	32.7%

Selling, General and Administrative Expense Reconciliation
• Selling, General and Administrative as Reported	$28,032	22.2%	$29,119	23.9%	$27,306	22.6%	$28,616	23.2%	$26,313	22.5%
• Less Depreciation Allocable to Selling, General and Administrative Expenses	(1,691)		(1,891)		(1,871)		(1,773)		(1,715)
• Less Severance Related to Change in Senior Management	(732)		—		—		—		—
• Selling, General and Administrative Expenses Excluding Depreciation and Severance	$25,609	20.3%	$27,228	22.4%	$25,435	21.0%	$26,843	21.8%	$24,598	21.1%

Operating EBITDA	$15,381	12.2%	$8,299	6.8%	$10,256	8.5%	$13,246	10.8%	$13,598	11.7%

Schedule 4

Selected Consolidated Balance Sheet Data

	March 31,	December 31,
	2005	2004
Cash and cash equivalents	$9,349	$6,650
Accounts receivable, net	98,611	93,555
Inventory, net	119,524	118,707
Total current assets	238,629	230,340
Property, plant and equipment, net	75,536	79,014
Total assets	605,139	601,904

Accounts payable	$44,047	$39,458
Short-term facilities	24,926	30,824
Current maturities of long-term obligations	10,224	11,255
Total current liabilities	116,707	127,045
Long-term obligations, less current maturities	220,946	203,668
Total shareholder’s equity	152,149	155,636

Schedule 5

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2004	2004	2004	2004	2003
Accounts receivable, net	$98,611	$93,555	$89,133	$93,014	$91,737	$84,079
Inventory, net	119,524	118,707	129,199	127,637	108,103	100,070
Accounts payable	44,047	39,458	37,801	41,285	37,217	36,182
Working Capital	$174,088	$172,804	$180,531	$179,366	$162,623	$147,967
As a % of last twelve months’ sales	35.4%	35.8%	38.4%	39.4%	37.2%	35.2%

Schedule 6

Selected Consolidated Cash Flow Data

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities	$(6,906)	$(10,710)
Capital expenditures	(1,856)	(4,038)
Depreciation and amortization	5,995	6,469
Increase (decrease) in cash and cash equivalents	2,699	(5,204)

Schedule 7

Reconciliations of Net Income (Loss) to Operating EBITDA

(In millions)

	Three Months Ended March 31,
	2005	2004
Net income (loss)	$1.0	$(1.0)
Plus:
Depreciation and amortization including deferred financing fees	6.0	6.5
Interest expense	5.6	4.8
Net periodic postretirement benefits	0.6	0.7
Other expense (income)	0.4	(0.4)
Restructuring costs	0.1	2.1
Severance - Related to Change in Senior Mangement	0.7	—
Provision for (benefit from) income taxes	1.0	0.9
Operating EBITDA	$15.4	$13.6